SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

April 15, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Crown Oil & Gas, Inc. (the "Company") and has never reviewed or audited the financial statements for Crown Oil & Gas, Inc. Effective March 22, 2010, we resigned as principal accountants for the Company. We have read the Company's statements included in its Form 8-K dated March 22, 2010, and we agree with such statements contained therein.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers,
CPAs Las Vegas, NV

CC:	U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
202-772-9252 Fax

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501